Exhibit 99.5

September 23, 2004

The Mosaic Company

c/o Cargill, Incorporated

Mailstop: Lake

15615 McGinty Road West

Wayzata, MN 55391

Ladies and Gentlemen:

Reference is made to that Registration Statement on Form S-4 (the “Registration Statement”) of The Mosaic Company (“Mosaic”) and Cargill Fertilizer, LLC (together with Mosaic, the “Companies”), which is being filed with the Securities and Exchange Commission in order to register guarantees to be issued by the Companies with respect to certain debt securities of IMC Global Inc. and Phosphate Resource Partners Limited Partnership.

Pursuant to Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the prospectus included in the Registration Statement as a person about to become a director of Mosaic and to the filing of this consent as an exhibit to the Registration Statement.

Very truly yours,

/s/ Guillaume Bastiaens
Guillaume Bastiaens